FOR IMMEDIATE RELEASE

MCF CORPORATION ANNOUNCES RESIGNATION OF RONALD E. SPEARS
FROM BOARD OF DIRECTORS

San Francisco - March 6, 2008 - MCF Corporation (NASDAQ: MERR) today announced that Ronald E. Spears has resigned from the firm’s board of directors, effective March 5, 2008, to spend more time on other business interests.

The board of directors intends to fill the vacant seat on the nine-member board and is currently speaking with candidates with strong financial services experience.

Jon Merriman, chief executive officer of MCF Corporation, stated: “I have appreciated Ron’s excellent counsel and high integrity as we have grown our company significantly over the past six years, and I wish him continued success.”

The entire board recognizes and thanks Ronald Spears for his service as a previous member of the audit committee and for his overall contributions to MCF Corporation and its predecessor, Ratexchange Corporation. Spears joined the board of directors in March 2000.

About MCF Corporation

MCF Corporation (NASDAQ: MERR) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and primary research through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and Panel Intelligence, LLC. MCF is focused on providing a full range of specialized and integrated services to institutional investors and corporate clients.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Annual Report on Form 10-K filed on February 12, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on February 12, 2008, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on “Investor Relations.”

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Contact at the Company:
Christopher Aguilar
General Counsel
(415) 248-5634
ags@mcfco.com